Kurv ETF Trust 485BPOS

Exhibit 99(d)(6)

AMENDED

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

DATED NOVEMBER 14, 2024,

BETWEEN KURV ETF TRUST AND KURV INVESTMENT MANAGEMENT LLC

(THE “AGREEMENT”)

Fund	Advisory Fee Rate	Effective Date
Kurv Yield Premium Strategy Amazon (AMZN) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Apple (AAPL) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Microsoft (MSFT) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Google (GOOGL) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Tesla (TSLA) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Netflix (NFLX) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Gold Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv Silver Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv Platinum Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv High Income ETF	1.15% of the Fund’s average net assets	October 7, 2025

The parties hereto agree to the terms of this Amended Schedule A to the Agreement adding additional Funds to the Agreement effective as of October 7, 2025.

KURV ETF TRUST

By:	/s/ Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/ Howard Chan
Name: Howard Chan
Title: President

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